Exhibit 21

Subsidiaries

PrimeEnergy Management Corporation, a New York corporation 100% owned by PrimeEnergy Corporation

Prime Operating Company, a Texas corporation 100% owned by PrimeEnergy Corporation

Eastern Oil Well Service Company, a West Virginia corporation 100% owned by PrimeEnergy Corporation

Southwest Oilfield Construction Company, an Oklahoma corporation, 100% owned by PrimeEnergy Corporation

E O W S Midland Company, a Texas corporation, 100% owned by PrimeEnergy Corporation

Prime Offshore L.L.C., a Delaware limited liability company 90% owned by PrimeEnergy Corporation

Chase Energy L.L.C., a Texas Limited Liability Company, 50% owned by PrimeEnergy Corporation